LOCK-UP AGREEMENT

May 12, 2008

SouthPeak Interactive Corporation
3130 Fairview Park Drive
Suite 500
Falls Church, Virginia 22042

Re:	Securities Issued in Exchange for the Membership Interests of SouthPeak Interactive, LLC

Ladies and Gentlemen:

In connection with the Purchase Agreement (“Agreement”), dated May 12, 2008 by and among SouthPeak Interactive Corporation, a Delaware corporation and formerly known as Global Services Partners Acquisition Corp. (the “Company”), SouthPeak Interactive, LLC, a Virginia limited liability company (the “SouthPeak”), and the investors set forth on the signature pages affixed thereto (the “Investors”), and to induce the Investors to enter into the Agreement and consummate the transactions contemplated thereby, the undersigned agrees to, neither directly nor indirectly, during the “Restricted Period” (as hereinafter defined):

(1) sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in the “Restricted Securities” (as hereinafter defined); or

(2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise.

As used herein, “Restricted Period” means the period commencing on the date hereof and ending on the 365th day hereafter.

As used herein, “Restricted Securities” means any shares of the Company’s common stock, par value $.0001 per share (“Company Stock”), issued to the undersigned pursuant to that certain Membership Interest Purchase Agreement, dated an even date herewith, by and among the Company, SouthPeak and the members of SouthPeak; provided, however, that 180 days following the date hereof, 10% of the Restricted Securities shall be released from the restrictions and obligations of this Lock-up Agreement.

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned’s lifetime or on the undersigned’s death, by gift, will or intestate succession, or by judicial decree, to (a)

FI Investment Group, LLC or to the Company in satisfaction of the undersigned’s obligations to FI Investment Group, LLC, or (b) the undersigned’s “family members” (as defined below) or to trusts, family limited partnerships and similar entities primarily for the benefit of the undersigned or the undersigned’s “family members”; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this Lock-Up Agreement, “family member” shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement.

The undersigned hereby authorizes the Company’s transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the laws of the State of Delaware.

Very truly yours,

/s/ Terry M. Phillips
(Signature)

Name:	Terry M. Phillips

Address:	2900 Polo Parkway
Suite 200
Midlothian, Virginia 23113